Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 13, 2012, with respect to the 2011 and 2010 financial statements of Oragenics, Inc. in the Registration Statement (Form S-1) and related Prospectus of Oragenics, Inc., dated September 21, 2012.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Clearwater, Florida

September 21, 2012